Media Contact:         David Rubinger 404.502.1240 / david.rubinger@statebt.com
Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Announces
Early Termination of All FDIC Loss Share Agreements

ATLANTA, GA, May 26, 2015 – State Bank Financial Corporation (NASDAQ: STBZ) today announced that its wholly-owned subsidiary, State Bank and Trust Company, has entered into an agreement with the Federal Deposit Insurance Corporation to terminate all existing loss share agreements with the FDIC. From July 2009 through October 2011, State Bank acquired substantially all of the assets and assumed substantially all of the liabilities of 12 failed banks in FDIC-assisted acquisitions. All rights and obligations of State Bank and the FDIC under these FDIC loss share agreements, including the clawback provisions and the settlement of historic loss share and expense reimbursement claims, have been eliminated under the early termination agreement.

In the second quarter of 2015, State Bank expects a one-time after-tax charge of approximately $9.5 million, or $15.1 million pre-tax, resulting primarily from the write-off of the remaining indemnification asset and settlement charges paid to the FDIC. Approximately $9.7 million of the $17.1 million total indemnification asset as of March 31, 2015, was scheduled to be amortized against future earnings.

Joe Evans, Chairman and CEO of State Bank Financial, commented, “I am very pleased to close the books on our FDIC loss share agreements, which have been an incredible opportunity for us from start to finish. Going forward, our earnings will be positively impacted by the elimination of future indemnification asset amortization, lower operating expenses and our retention of 100% of future recoveries. We believe this transaction is an attractive deployment of capital with an expected tangible book value dilution earnback period of less than five quarters.”

As a result of entering into the early termination agreement, covered loans of $88.6 million at March 31, 2015, will no longer be subject to loss share agreements with the FDIC, but will continue to be accounted for as purchased credit impaired loans. Approximately $4.3 million of covered OREO at March 31, 2015, will also no longer be subject to loss share agreements with the FDIC. In addition, this agreement will eliminate the FDIC receivable for loss share agreements and the FDIC clawback payable, which totaled $17.1 million and $5.5 million, respectively, at March 31, 2015.

The termination of the FDIC loss share agreements has no effect on the yields of the loans that were previously covered under these agreements. State Bank will recognize all future recoveries, losses and expenses related to the previously covered assets because the FDIC will no longer share in those amounts. While we expect State Bank’s future earnings to be positively impacted by recovering amounts greater than the carrying value of the previously covered assets, they could also be negatively impacted by the recognition of losses and expenses that would have otherwise been covered.

About State Bank Financial Corporation

State Bank Financial Corporation, with approximately $3.4 billion in assets as of March 31, 2015, is an Atlanta-based bank holding company for State Bank and Trust Company and First Bank of Georgia. State Bank operates 21 banking offices in Metro Atlanta and Middle Georgia. First Bank of Georgia operates seven banking offices and four mortgage origination offices in the Augusta and Savannah, Georgia MSAs

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "intend," "plan," "seek," "believe," "expect," "strategy," "future," "likely," "project," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include our expected earn back period, amounts of one-time after-tax and pre-tax charges in the second quarter of 2015 and future earnings performance related to the termination of loss share agreements. Such forward-looking statements are subject to risks, uncertainties, and other factors. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the most recently ended fiscal year, for a description of some of the other factors that may affect actual outcomes.

To learn more about State Bank, visit www.statebt.com.